Exhibit 5.1

June 12, 2009

Shuaiyi International New Resources Development Inc.
7/F Jinhua Mansion
41 Hanguang Street
Nangang District, Harbin 150080
People’s Republic of China

Ladies and Gentlemen:

We have acted as special counsel to Shuaiyi International New Resources Development Inc., a Nevada corporation (the "Corporation"), in connection with the Registration Statement on Form S-8 relating to the registration of up to One Million (1,000,000) shares of the Corporation’s common stock (the "Common Stock"), reserved for issuance pursuant to the terms of the Shuaiyi International New Resources Development Inc. 2009 Equity Incentive Plan (the "Plan").

We have examined the Plan, the Articles of Incorporation of the Corporation, as amended, the Bylaws of the Corporation, the relevant corporate proceedings of the Corporation, the Registration Statement on Form S-8 covering the issuance of the Common Stock, a certificate of an officer of the Corporation representing certain matters in connection with the Common Stock, which representations we have assumed the validly of and relied on, and such other documents, records, certificates of public officials, statutes and decisions as we consider necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to those original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, we are of the opinion that when the Common Stock has been duly issued and delivered pursuant to the terms of the Plan and Registration Statement, such shares of Common Stock will be validly issued, fully paid and non-assessable.

This opinion is limited to matters governed by the laws of the State of Nevada. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The filing of this consent shall not be deemed an admission that we are an expert within the meaning of Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Holland & Hart LLP

HOLLAND & HART LLP

Holland & Hart LLP Attorneys at Law
Phone (775) 327-3000 Fax (775) 786-6179 www.hollandhart.com
5441 Kietzke Lane Second Floor Reno, Nevada 89511

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